SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*

                          WatchGuard Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   941105 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]          Rule 13d-1(b)

        [ ]          Rule 13d-(c)

        [X]          Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)







                               Page 1 of 13 Pages

                       Exhibit Index Contained on Page 12

--------------------------------------                                         ---------------------------------------
CUSIP NO. 941105 10 8                                 13 G                               Page 2 of 13 Pages
--------------------------------------                                         ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Olympic Venture Partners IV, L.P. ("OVP IV")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        1,539,242 shares, except that OVMC IV, the general partner of OVP
              SHARES                          IV  may be deemed to have sole power to vote these shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,539,242 shares, except that OVMC IV, the general partner of OVP
                                              IV may be deemed to have sole power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,539,242
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                     [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.93%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                                         ---------------------------------------
CUSIP NO. 941105 10 8                                 13 G                               Page 3 of 13 Pages
--------------------------------------                                         ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Olympic Venture Partners IV Entrepreneurs Fund, L.P. ("OVP IV EF")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        81,258 shares, except that OVMC IV, the general partner of OVP IV
              SHARES                          EF, may be deemed to have sole power to vote these shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              81,258 shares, except that OVMC IV, the general partner of OVP IV
                                              EF may be deemed to have sole power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       81,258
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                     [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.42%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                                         ---------------------------------------
CUSIP NO. 941105 10 8                                 13 G                               Page 4 of 13 Pages
--------------------------------------                                         ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      OVMC IV, L.L.C. ("OVMC IV")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        1,620,500 shares, of which, 1,539,242 are directly owned by OVP IV
              SHARES                          and  81,258 shares are  directly owned  by OVP IV EF. OVMC IV, the
           BENEFICIALLY                       general partner of OVP IV and OVP IV EF may be deemed to have sole
           OWNED BY EACH                      power to vote these shares.
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,620,500 shares, of which, 1,539,242 are directly owned by OVP IV and  81,258 shares are  directly owned  by OVP IV EF. OVMC IV, the general partner of OVP IV and OVP IV EF may be deemed to have sole power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,620,500
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                     [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.35%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                                         ---------------------------------------
CUSIP NO. 941105 10 8                                 13 G                               Page 5 of 13 Pages
--------------------------------------                                         ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Olympic Venture Partners III, L.P. ("OVP III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        1,234,542 shares, except that OVMC III, the general partner of OVP
              SHARES                          III, may be deemed to have sole power to vote these shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,234,542 shares, except that OVMC III, the general partner of OVP
                                              III, may be deemed to have sole power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,234,542
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                     [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.36%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                                         ---------------------------------------
CUSIP NO. 941105 10 8                                 13 G                               Page 6 of 13 Pages
--------------------------------------                                         ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Olympic Venture Partners III Entrepreneurs Fund, L.P. ("OVP III EF")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        64,786 shares, except that OVMC III, the general partner of OVP III
              SHARES                          EF,  may be deemed to have sole power to vote these shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              64,786 shares, except that OVMC III, the general partner of OVP III
                                              EF,  may be deemed to have sole power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       64,786
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                     [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.33%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                                         ---------------------------------------
CUSIP NO. 941105 10 8                                 13 G                               Page 7 of 13 Pages
--------------------------------------                                         ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      OVMV III, L.P. ("OVMC III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        1,299,328 shares, of which 1,234,542 are directly owned by OVP III
              SHARES                          and 64,786 shares are directly  owned by OVP III EF. OVMC III, the
           BENEFICIALLY                       general  partner of OVP III and OVP III EF, may  be deemed to have
           OWNED BY EACH                      sole power to vote these shares.
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,299,328 shares, of which 1,234,542 are directly owned by OVP III and 64,786 shares are directly  owned by OVP III EF. OVMC III, the general  partner of OVP III and OVP III EF, may  be deemed to have sole power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,299,328
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                     [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.70%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                     ----------------------------
CUSIP NO. 941105 10 8                   13 G             Page 8 of 13 Pages
-------------------------------                     ----------------------------

ITEM 1(A).        NAME OF ISSUER

                  WatchGuard Technologies, Inc.



ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  316 Occidental Ave. S., Suite 300
                  Seattle, WA  98104

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Olympic Venture Partners IV, L.P., a Delaware limited partnership ("OVP IV"), Olympic Venture Partners IV Entrepreneurs Fund, L.P., a Delaware limited partnership ("OVP IV EF"), OVMC IV, L.L.C., a Delaware limited liability company ("OVMC IV"), Olympic Venture Partners III, L.P., a Delaware limited partnership ("OVP III"), Olympic Venture Partners III Entrepreneurs Fund, L.P., a Delaware limited partnership ("OVP III EF"), OVMC III, L.P., a Delaware limited partnership ("OVMC III"). The foregoing entities are collectively referred to as the "Reporting Persons."

                  OVMC IV is the general partner of OVP IV and OVP IV EF, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by OVP IV and OVP IV EF.

                  OVMC III is the general partner of OVP III and OVP III EF, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by OVP III and OVP III EF.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Olympic Venture Partners
                  2420 Carillon Point
                  Kirkland, WA  98033

ITEM 2(C)         CITIZENSHIP

                  OVP IV, OVP IV EF, OVP III, OVP III EF and OVMC III are Delaware limited partnerships. OVMC IV is a Delaware limited liability company.

ITEM 2(D) AND (E).                 TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 941105 10 8

ITEM 3.           Not Applicable

-------------------------------                     ----------------------------
CUSIP NO. 941105 10 8                   13 G             Page 9 of 13 Pages
-------------------------------                     ----------------------------

ITEM 4.  OWNERSHIP

         The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

         (a)   Amount beneficially owned:

               See Row 9 of cover  page for each Reporting Person.

         (b)   Percent of Class:

               See Row 11 of cover page for each Reporting Person.

         (c)   Number of shares as to which such person has:

                 (i)    Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.

                 (ii)   Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                 (iii)  Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                 (iv)   Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.

-------------------------------                     ----------------------------
CUSIP NO. 941105 10 8                   13 G             Page 10 of 13 Pages
-------------------------------                     ----------------------------

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                Not applicable.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                  Under certain  circumstances  set forth in the
                limited partnership agreements of OVP IV, OVP IV EF, OVP III, OVP III EF and OVMC III, and the limited liability company agreement of OVMC IV, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.         IDENTIFICATION   AND  CLASSIFICATION  OF  THE  SUBSIDIARY  WHICH
                ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not applicable

ITEM 10.        CERTIFICATION.

                Not applicable

-------------------------------                     ----------------------------
CUSIP NO. 941105 10 8                   13 G             Page 11 of 13 Pages
-------------------------------                     ----------------------------

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 9, 2000

                            /s/ George Clute
                            ----------------------------------
                            George Clute, on behalf of OVP IV, in his capacity as a managing member of OVMC IV, the general partner of OVP IV, on behalf of OVP IV EF, in his capacity as a managing member of OVMC IV, the general partner of OVP IV EF, on behalf of OVMC IV in his capacity as a managing member thereof, on behalf of OVP III, in his capacity as a general partner of OVMC III, the general partner of OVP III, on behalf of OVP III EF, in his capacity as a general partner of OVMC III, the general partner of OVP III EF, and on behalf of OVMC III in his capacity as a general partner thereof.

-------------------------------                     ----------------------------
CUSIP NO. 941105 10 8                   13 G             Page 12 of 13 Pages
-------------------------------                     ----------------------------


                                  EXHIBIT INDEX
                                  -------------
                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                    12

-------------------------------                     ----------------------------
CUSIP NO. 941105 10 8                   13 G             Page 13 of 13 Pages
-------------------------------                     ----------------------------




                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of WatchGuard Technologies, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 9, 2000

                            /s/ George Clute
                            -----------------------------------
                            George Clute, on behalf of OVP IV, in his capacity as a managing member of OVMC IV, the general partner of OVP IV, on behalf of OVP IV EF, in his capacity as a managing member of OVMC IV, the general partner of OVP IV EF, on behalf of OVMC IV in his capacity as a managing member thereof, on behalf of OVP III, in his capacity as a general partner of OVMC III, the general partner of OVP III, on behalf of OVP III EF, in his capacity as a general partner of OVMC III, the general partner of OVP III EF, and on behalf of OVMC III in his capacity as a general partner thereof.